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                     December 1, 2020

       Anne Liversedge
       Corporate Secretary
       Teekay LNG Partners L.P.
       4th Floor, Belvedere Building
       69 Pitts Bay Road
       Hamilton, HM 08
       Bermuda

                                                        Re: Teekay LNG Partners
L.P.
                                                            Form 20-F for the
Year Ended December 31, 2019
                                                            Filed April 9, 2020
                                                            Form 6-K Filed
August 13, 2020
                                                            File No. 001-32479

       Dear Ms. Liversedge:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Energy & Transportation